EXHIBIT 16.2

October 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated October 8, 2004 of SPAR Group, Inc. and are in agreement with the statements contained in Item 4.01(a) therein in paragraphs 1,2,3,and 4 on page 2 therein. We have no basis to agree or disagree with paragraph 5 on page 2 therein.

                                                /s/ Ernst & Young LLP